SUNAMERICA STRATEGIC INVESTMENT SERIES, INC.

                             ARTICLES SUPPLEMENTARY

          SUNAMERICA STRATEGIC INVESTMENT SERIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: (a) The Board of Directors of the Corporation has duly divided and classified 100,000,000 million unissued shares of the authorized Common Stock, [par value $.0001 per share, of the Corporation as a series designated the "SunAmerica Biotech/Health 30 Fund." The SunAmerica Biotech/Health 30 Fund shall have three classes of shares, designated Class A, Class B and Class II, consisting, until further changed, of 33,333,334 million Class A shares, 33,333,333 million Class B shares and 33,333,333 million Class II shares.

                    (b) The preferences, conversion and other rights, voting powers, restrictions, limitation as to dividends, qualifications, and other terms and conditions of redemptions of the Class A, Class B and Class II shares of the SunAmerica Biotech/Health 30 Fund are set forth in the Charter of the Corporation.

          SECOND: The foregoing amendments to the Charter of the Corporation do not increase the authorized capital stock of the Corporation.

          THIRD: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

          IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on this 7th day of June, 2000.

                                    SUNAMERICA STRATEGIC INVESTMENT SERIES, INC.


                                    By: /s/ Peter A. Harbeck
                                       ---------------------------
                                       Name:  Peter A. Harbeck
                                       Title: President

ATTEST:


/s/ Peter E. Pisapia
    ------------------------
    Peter E. Pisapia
    Assistant Secretary